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




Federated Total Return Bond Fund
Institutional Service Shares
                                               Yield = 2{(      $10,659.14 -         $454.30 )+1)^6-1}=
                                                             ------------------------------------------------------------
Computation of SEC Yield                                           179,017 *(         $10.32       -          0.00000 )
As of:  September 30, 1997
                                                             SEC Yield =               6.72%
                                                                               ==============

Dividend and/or Interest
Inc for the 30 days ended           $10,659.14

Net Expenses for                       $454.30
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends                   179,017

Maximum offering price                  $10.32
per share as of 9/30/97

Undistributed net income               0.00000



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